Exhibit 99.1

FOR IMMEDIATE RELEASE
October 26, 2005

Contacts:
Tod Martin at The Martin Group
716-853-2757
Andrew W. Dorn Jr., Great Lakes Bancorp, Inc.
716-961-1920

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Great Lakes Bancorp, Inc. and Bay View Capital Corporation to Merge

Buffalo, NY, October 26, 2005 - Great Lakes Bancorp, Inc., parent of Greater Buffalo Savings Bank, and Bay View Capital Corporation, a San Francisco-based financial services company (NYSE: BVC) today announced their agreement to merge.

Under terms of the merger agreement, Great Lakes shareholders will receive 1.0873 shares of Bay View Capital Corporation common stock for each share of Great Lakes common stock. Based on the most recent closing price of Bay View common stock the transaction is valued at approximately $67.1 million. Following the merger, the former shareholders of Great Lakes will own approximately 40% of Bay View's then outstanding common stock and Bay View will change its name to Great Lakes Bancorp, Inc. Great Lakes' existing management will remain intact and its present Board of Directors will be joined by three of Bay View's directors, Robert Goldstein, John Rose and Charles Cooper.

Great Lakes President and Chief Executive Officer Andrew W. Dorn Jr. said, "this merger will provide as much as $100 million of additional capital to the Greater Buffalo Savings Bank which will allow us to continue our aggressive development. We believe the merger will also provide our shareholders with a measure of liquidity and a stock which is listed on the New York Stock Exchange with a greatly expanded and diversified shareholder base. The merger will enhance our ability to grow both organically via the continued expansion of our branch network as well as through future merger and acquisition activity".

Barry Snyder, Chairman of the Great Lakes Board of Directors said, "we are thrilled to have three bankers with the wealth of experience that Bob Goldstein, John Rose and Charles Cooper will bring to our Board. They will be active participants in developing and helping to execute our on-going strategy to develop a strong, profitable, full service community bank that can meet the financial needs of everyone in our Western New York community".

Great Lakes is the holding company for Greater Buffalo Savings Bank which was founded in November 1999 and as of September 30, 2005 reported assets of $771 million. The Bank operates 9 full service branches and currently has 4 additional branches under construction in Western New York.

Bay View is a New York Stock Exchange traded financial services company based in San Mateo, California whose primary subsidiary at this time is Bay View Acceptance Corporation, an indirect automobile finance company. Bay View's principal subsidiary in 2001 was Bay View Bank, N.A. a commercial bank with 57 offices throughout the Bay area and over $5 billion in assets. In the spring of 2001, Bay View's current management team joined Bay View to resolve its troubled financial condition. In the spring of 2002, the financial turnaround of Bay View was substantially completed, and an exit strategy was developed under which Bay View adopted a Plan of Dissolution and Shareholder Liquidity. Shortly thereafter, Bay View began to sell its assets, including Bay View Bank, in a series of transactions and distributed the net proceeds to its shareholders. In late 2003, Bay View amended its Plan to one of partial liquidation and decided to continue to operate Bay View Acceptance Corporation and to seek a financial institution with which to merge in order to maximize shareholder value. Bay View also announced today that it was currently engaged in negotiations to sell Bay View Acceptance Corporation.

Robert B. Goldstein, Chairman of Bay View said, "in Great Lakes Bancorp, Inc. we have found a rapidly growing, profitable community bank with tremendous growth potential in its Western New York market place. The merger represents a fulfillment of Bay View's strategy to exit its remaining business and merge with a strong community bank. The merger will be tax-free to stockholders who exchange their Great Lakes stock for Bay View's common stock. We are confident that, with the infusion of the capital that Bay View will provide and with our past experience in helping grow and develop community banks that we can greatly enhance future shareholder value". Mr. Goldstein further noted that Bay View's net operating loss carry-forwards should remain available after the merger. Over the past 40 years Mr. Goldstein has been a catalyst in developing shareholder value at a number of community banks in the northeast including Jeffbanks, Inc., Regent Bancshares Corporation, Lafayette American Bank and National Community Banks, Inc. In 2001, he joined Bay View as president and chief executive officer.

The transaction, which is subject to shareholder and regulatory approvals, is expected to close in the first quarter of 2006. Sandler O'Neill Partners, L.P. acted as an independent financial advisor to the Board of Directors of Great Lakes.

Not a Proxy Statement
 This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of Bay View Capital Corporation or Great Lakes Bancorp, Inc. Any solicitation of proxies will be made only by the joint proxy statement/prospectus of Bay View Capital Corporation and Great Lakes Bancorp, Inc. that will be mailed to all stockholders promptly after it is declared effective by the Securities and Exchange Commission.

Forward looking Statements

This press release contains "forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, the likelihood that the Company can utilize its net operating loss carry- forwards and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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As a family of dedicated professionals, Greater Buffalo Savings Bank is committed to serving the financial needs of our depositors and the communities in which they live. We will provide a safe and profitable banking environment that fosters the achievement of personal financial goals, homeownership and business growth through our greatest resource, our employees. We will strive to maximize shareholder value by providing the highest quality customer service at all times. More information about Greater Buffalo Savings Bank can be found on the Internet at www.gbsb.com.